Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Quoin Pharmaceuticals Ltd. on Form S-1 (File No. 333-266476 and 333-269543) of our report dated April 13, 2022 (except for Notes 2 and 17 as to which the date is August 2, 2022 appearing in the Registration Statement on Form F-1 filed on August 2, 2022), which includes an emphasis of a matter regarding the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Quoin Pharmaceuticals Ltd. as of and for the year ended December 31, 2021 which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Friedman LLP

East Hanover, New Jersey

March 15, 2023